                            SCHEDULE 14C INFORMATION

                  Information Statement Pursuant to Section 14C
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2)

[X] Definitive Information Statement

                           SENIOR CARE INDUSTRIES, INC.
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                           SENIOR CARE INDUSTRIES, INC.
                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651

                       Notice of Action by Written Consent
                     of a Majority of the Outstanding Stock

To Shareholders of Senior Care Industries, Inc.:

         Senior Care Industries, Inc. ("Senior Care") hereby gives notice to its stockholders that the holders of a majority of the outstanding shares of common and preferred stock of Senior Care have by written consent voted in favor of the following

        1. to amend the Articles of Incorporation to increase the number of shares outstanding from a total of 55,000,000 to 110,000,000 with 100,000,000 being common shares with a par value of $.001 and 10,000,000 preferred shares with a par value of $.001; and

        2. to re-elect the following persons to the Board of Directors for the ensuing year: Mervyn A. Phelan, Sr., Craig Brown, Bob Coberly, Scott Brake, David Tanner, John Edwards.

        These actions will not be effective until a date which is at least thirty (30) days after Senior Care files the Definitive Information Statement.

        You have the right to receive this notice if you were a shareholder of record of either common or preferred stock of Senior Care at the close of business on the date of this notice [the "Record Date"].

Laguna Beach, California
February 12, 2002

                                            /s/ Mervyn A. Phelan, Sr.
                                            ------------------------------------
                                            Mervyn A. Phelan, Sr.
                                            Chief Executive Officer
                                            & Chairman of the Board of Directors

To our shareholders:

Why have I received these materials?
------------------------------------

The company is required to inform everybody who owns common and preferred stock of Senior Care this information statement so they will be informed that a majority of the shareholders have taken certain actions that would normally require a shareholders meeting without holding such a meeting.

This Information Statement is being sent to you because you are a shareholder of either common or preferred stock in Senior Care.

What action did the majority of shareholders take?
--------------------------------------------------

A group of shareholders representing a total of 69% of the total voting stock outstanding in the company on the day of the vote, voted to for an amendment to the Articles of Incorporation to increase the capitalization of the company and to reelect certain directors for the ensuing year.

Why is it that a majority of shareholders can do these things without having to hold a meeting, being required to send out proxies to everyone?
-------------------------------------------------------------------------

The bylaws of Senior Care and Nevada law allow a majority of the shareholders to act to amend the Articles of Incorporation. They can also act to reelect directors. The reason they can do this is because this group acting together holds a majority of the outstanding common and preferred stock of Senior Care.

Is it necessary for me to do anything?
--------------------------------------

No. No other votes are necessary or required. The amendment to the Articles of Incorporation will be filed with the Secretary of State of the State of Nevada thirty (30) days after Senior Care mails out this Information Statement.

Who is paying for the mailing of this information statement?
------------------------------------------------------------

Senior Care will pay the costs of preparing and sending out this information statement. It will be sent to all common and preferred shareholders by regular mail.

Can I object to the actions of these shareholders?
--------------------------------------------------

The Nevada Revised Statutes do not provide for dissenter's rights in connection with an authorization to increase capitalization or to reelect directors.

Where can I get copies of this information statement or copies of Senior Care's annual report?
-----------------------------------------------------------------

Copies of this information statement and Senior Care's most recent annual report filed with the Securities & Exchange Commission [SEC] on Form 10KSB and most recent interim report filed with the SEC on Form 10QSB are available to shareholders at no charge upon request directed to:

                       Senior Care Industries, Inc.
                       Report Requests
                       410 Broadway, 2nd Floor
                       Laguna Beach, CA 92651

How do I know that the group of shareholders voting to raise the capitalization and to reelect directors was more than a majority?
-------------------------------------------------------------------------------

On January 23, 2002, the date of the written consent to action by the majority of common and preferred shareholders, there were 19,520,880 voting shares outstanding. Each share common and preferred stock was entitled to one vote. A total of 13,430,882 shares representing 68.8% of the outstanding shares of $.001 par value common and preferred stock of the company as of the Record Date, representing more than a majority of Senior Care's outstanding common and preferred stock and more than a plurality of the outstanding common and preferred stock when voting for each director, consented to the actions taken to amend the Articles of Incorporation and to reelect directors for the ensuing year.

Who are the shareholders who voted to raise the capitalization of the company and to reelect directors?
---------------------------------------------------------------------

The list of shareholders who consented to these actions and the percentage of ownership of each is set forth below:

Title of             Name or Entity        Amount and Nature            Percent
Class                & Address             Of Beneficial Owner          Of Class
--------------------------------------------------------------------------------

Common           Aliso Circle Irrevocable   8,000,000                   54.38%
                 Inter Vivos Trust
                 1278 Glenneyre, Suite 212
                 Laguna Beach, CA 92651

Common           Craig Brown                1,041,183                    6.83%
                 410 Broadway, 2nd Floor
                 Laguna Beach, CA 92651

Common           Brian Eisberg              1,041,183                    6.83%
                 8 Vineyard Court
                 Novato, CA 94947

Common           Michael Austin             1,041,516                    6.83%
                 1550 Bellwood
                 San Marino, CA 91108

Common           Perdico Properties Trust
                 5670 S. Pecos              1,300,000                    8.84%
                 Las Vegas, NV 89120

Common           Bob Coberly                  401,833                    2.73%
                 410 Broadway, 2nd Floor
                 Laguna Beach, CA 92651

Common           John Cruickshank             401,833                    2.73%
                 410 Broadway, 2nd Floor
                 Laguna Beach, CA 92651

Common          Stephen Reeder                203,667                    1.38%
                3450 E. Russell Road
                Las Vegas, NV 89120

All of the persons and entities above named are believed to have sole voting and investment power with respect to the common shares beneficially owned by them, where applicable.

Who was entitled to vote to raise the capitalization and to reelect directors?
------------------------------------------------------------------------------

Every person or entity who owned either common stock or preferred stock in Senior Care as of the close of business on January 23, 2002 was entitled to vote.

Who is entitled to receive notice of these actions by the majority of shareholders?
--------------------------------------------------------------------------------

Every person or entity who owned either common or preferred stock in Senior Care as of the date of this notice is entitled to receive a copy of this information statement. This date is called the Record Date and was set by the Board of Directors of the company.

Who was entitled to vote to increase the capitalization of the company and to reelect directors?
----------------------------------------------------------------------

The proposal discussed below to amend the articles of incorporation to raise the capitalization of the company had to be passed by a majority vote of the number of shares entitled to vote as represented by the shareholders present at a meeting including those appearing by proxy if a meeting had been held. A majority means one vote more than 50% of the number of shares voting. Since the shareholders who decided to amend the articles of incorporation held more than a majority of all of the shares outstanding which were entitled to vote, they could do this without a meeting by consent and then inform you of this action.

Directors are elected by a plurality vote. A plurality vote means that there are more votes for one candidate than there are for an opposing candidate or candidates where there are more than two candidates for one director's position on the Board of Directors. If, for example, there were three candidates for one position, the person obtaining the most votes would win regardless of whether that person received a majority of the votes being cast.

However, in this case, there were no opposition candidates and the only persons nominated by the Board of Directors to become directors for the ensuing year were already directors of the company. Therefore, the shareholders voting reelected the directors by the consent by a plurality. They could do this without a meeting by consent and then inform you of this action.

What actions were taken by a majority of the shareholders?
----------------------------------------------------------

There were two actions taken. They are as follows:

Proposal No. 1:
---------------

To amend the Articles of Incorporation of Senior Care in the following manner:

To amend Article IV of the Articles of Incorporation, Capital Stock, filed August 26, 1999 and as subsequently amended by the Articles of Agreement & Plan of Merger filed September 22, 1999 authorizing an aggregate number of common and preferred shares which the Corporation had the authority to issue being fifty five million [55,000,000] shares of voting stock with $.001 par value and that hereby the said authorization be increased to one hundred ten million [110,000,000] shares of stock with $.001 par value so that Article IV of the Articles of Incorporation shall now read:

The corporation shall be authorized to issue 100,000,000 shares of Common Stock having a $.001 par value, and 10,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/ or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares. Shareholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common or preferred stock.

Proposal No. 2:
---------------

To reelect the following members of the Board of Directors to serve as directors of the corporation for the ensuing year:

Name and Age          Current Position      Director Since     Officer Since
------------          ----------------      --------------     -------------

Mervyn A. Phelan,     Chairman, CEO,        March 12, 2001     March 12, 2001
Sr.         61        Director

Craig Brown 44        President             October 3, 2001    October 3, 2001
                      Director

Bob Coberly 34        Vice President,       August 31, 1999    November 10, 2000
                      Director

Scott Brake 49        Director              August 31, 1999

David Edwards 53      Director              April 1, 2000

John Tanner 37        Director              April 1, 2000

Who are the principal shareholders of the company?
--------------------------------------------------

The following chart sets forth the number of shares of our common stock beneficially owned by (i) each person who, as of January 23, 2002, was known by us to own beneficially more than five percent (5%) of our Common Stock and (ii) our officers and directors and (iii) officers and directors as a group.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------
(i) Brian Eisberg                    1,004,516 Registered (5)         6.83%
    8 Vineyard Court
    Novato, CA 94947

    Michael Austin                   1,004,516 Registered (5)         6.83%
    1550 Bellwood
    San Marino, CA 91108

    Perdico Properties Trust         1,300,000 Restricted (5)         8.84%
    5670 S. Pecos
    Las Vegas, NV 89120

    Aliso Circle Irrevocable Inter
    Vivos Trust (4)                  8,000,000 Restricted (5)        54.38%
    1278 Glenneyre, Suite 212
    Laguna Beach, CA 92651

(ii) Officers and Directors
     The address for all officers and directors is 410 Broadway, 2nd Floor, Laguna Beach, CA 92651 unless otherwise noted

Mervyn A. Phelan, Sr.
through Aliso Circle Trust         8,000,000 Restricted (5)          54.38%

Craig Brown                        1,041,183 Registered (5)           6.83%

Robert Coberly                       401,833 Registered               2.73%

John Cruickshank                     401,833 Registered               2.73%

Scott Brake                          201,833 Registered               1.37%
15555 Huntington Beach Lane
Huntington Beach, CA 92647

David Edwards                        101,833 Restricted               0.69%
Westgate House
Long Melford
Suffolk, UK CO109DR

John Tanner                          101,833 Restricted               0.69%
Westgate House
Long Melford
Suffolk, UK CO109DR

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------

iii) Officers &
Directors as a group                 10,250,348                         69.42%
(includes shares held
by Aliso Circle Trust)

(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of Senior Care and Chairman of the Board of Directors. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr.

(4) Shares noted as being registered were registered by the filing of an S-8 Registration Statement and issuance of a prospectus for shares issued to officers, directors and consultants. Shares noted as being restricted were issued pursuant to Section 4(2) of the Securities Act of 1934, as amended and may only be sold under certain rules as generally described in Rule 144.

A discussion of the proposal and information regarding the reelected directors is as follows:
------------------------------------------------------------------------------

Proposal No. 1:
---------------

Proposal to Increase Capitalization
-----------------------------------

A majority of shareholders consented to increase the stock authorization by amending the articles of incorporation to increase the number of common shares authorized from 50,000,000 shares of $.001 par value per share to 100,000,000 shares of $.001 par value per share and to increase the authorization for preferred stock from 5,000,000 shares of $.001 par value per share to 10,000,000 shares of $.001 par value per share.

This increase in the stock authorization was made necessary for the following reasons:

1. The company is obligated to issue up to an additional 5,400,000 shares per annum over the next five (5) years under the terms of the tender offer made to Senior Care shareholders where those shareholders could tender their common stock in exchange for Series G preferred which will convert into common shares over a period of five (5) years. This would over that period obligate the company to issue up to a total of 27,000,000 new common shares.

2. Under the terms of the current employee stock option plan and employee compensation plans, the company expects to issue approximately 10,000,000 shares during the year 2002. 2,000,000 of those shares will be registered with the SEC by the filing of an S-8 Registration Statement in connection with the issuance of those shares pursuant to current employee stock option plans. The other 8,000,000 shares are expected to be issued pursuant to employee compensation plans and will be issued under Section 4(2) of the Securities Act and will be restricted under Section 144.

3. The company is obligated to issue a total of 15,860,000 shares of common stock under the terms of various contracts which Senior Care International, S.A. de C.V. entered into with landowners in Baja California del Norte. Senior Care issued Series F preferred stock which is convertible into common stock over a period of five (5) years. Senior Care has a right to redeem the preferred shares prior to conversion into common stock by paying cash for the preferred shares. However, if the company does not redeem the shares for cash, or redeem all of the shares for cash, then all or some of the 15,860,000 shares would be issued with the first conversion date being in May, 2003.

Should all of the shares be issued which are described above, Senior Care would exceed its present 50,000,000 share authorization as now set forth in the Articles of Incorporation. For that reason and because management needs flexibility in negotiating new acquisitions and financing, the increase in the stock authorization has been made by consent of the shareholders.

Proposal No. 2:
---------------

Election of the Board of Directors for the Ensuing Year
-------------------------------------------------------

The consenting shareholders have determined to reelect the members of the Board of Directors who served since the last annual meeting of the shareholders which was held on March 12, 2001.

The principal occupations and positions for the past several years of each of the proposed directors are as follows:

Mervyn Phelan, Sr., Chairman, Chief Executive Officer, Director

Mr. Phelan has been a licensed real estate broker in the State of California for forty years. Since 1988, he has been a business and lending consultant to a large number of small and mid-sized companies. He operates American Auditors who acted as a consultant and lender to Senior Care over the last two years. Mr. Phelan continues to be associated with that company spending about 80% of his time working on behalf of Senior Care and the balance of his time on other matters not associated with Senior Care. From approximately 1988 until 1997, during the nationwide recession, he specialized in the field of bankruptcy reorganizations. American Auditors is in the business of making loans to operating companies.

He has vast experience in the field of preparing businesses and their management team to break into normal financing channels even though the businesses may be financially challenged and under-capitalized. He pioneered innovative purchase and financing techniques for distressed property owners which effectively helped distressed sellers and provided value for new purchasers.

In 1985, Mr. Phelan purchased Camino Real Savings & Loan, renamed it First California Savings Bank and aggressively entered the field of apartment building and hospitality-related commercial lending. First California was began making super priority loans in Chapter 11 Bankruptcy cases, also known as priming liens, loans used to save property from liquidation. He has had no connection with the bank since 1991.

Mr. Phelan's career in the hospitality industry as a broker, business consultant and acquisition manager has spanned 40 years.

Craig Brown, President, Director

Mr. Brown brings 22 years of experience in the real estate industry to Senior Care. During the last five years, he has operated his own consulting firm, most recently International Capital Group, Inc. and prior to its formation, Great American Bancorp. He has performed due diligence and consulting services for Senior Care since 1999. Mr. Brown graduated from the University of California, Los Angeles, in 1980 and began his career in the development of residential properties with Trammell Crow Residential Company, where he acquired, developed and financed over one hundred fifty million dollars in multi-family residential properties throughout the southern California region.

Considered an expert in all facets of residential development, land entitlement, finance, and sale by Senior Care management, Mr. Brown will now run the day to day operations of Senior Care with a particular emphasis on coordinating and directing the Company's acquisitions, completion of unfinished and to-be-built properties as well as the real estate and corporate level financing for Senior Care.

Scott Brake: Director

Mr. Brake brings 30 years of business experience to the Board of Directors. He is not employed by the company and is an outside director. He has been a director since August of 1999.

Mr. Brake's employment for the prior 5 year period has been as an independent business and financial consultant in Los Angeles, California.

Robert Coberly: Chief Financial Officer, Treasurer, Director

Mr. Coberly graduated Magna Cum Laude from the University of San Diego in 1990 with a degree in Business Administration with an emphasis on finance. He brings 8 years of real estate experience to the Senior Care Industries Inc., management team. Mr. Coberly will focus on retail and residential development with the company, utilizing his national network of contacts gained through his years with CB Commercial and Marcus & Millechap. Mr. Coberly has initiated and sold over $100,000,000 in real estate throughout the United States and will focus on the eastern U.S. for the Company. He is a licensed real estate broker.

Mr. Coberly's employment for the prior 5 year period has been as a real estate agent with CB Commercial and Marcus & Millechap, in Los Angeles, California. Recently, he relocated to Capital Realty in South Pasadena, California.
Mr. Coberly spends about 80% of his time working for Senior Care and the balance as a real estate broker.

David Edwards, Director

Mr. Edwards is not employed by the company and is an outside director. He has been a director since April of 2000.

David Edwards resides in London, England and is in the international antiques importing business. He was born in London in 1948 and attended school at St. Georges. He was for many years the owner and operator of six major licensed premises in London. He is now retired from that business and spends most of his time in charitable endeavors including acting as trustee and vice-chair of the national charity for children suffering from cancer, the Lennox Appeal, is a member of the Sudbury Rugby Football Club and trustee of the Mountview Drama School.

John Tanner, Director

Mr. Tanner is also not employed by the company and is an outside director. He has been a director since April of 2000.

John Tanner was born in 1964 in Dublin, Ireland, was educated at the Delasalle Brother's School, embarked on a career in hotel management after attending the Royal Marine Hotel Management Course. He presently resides in East Anglia in the United Kingdom and maintains a large stable of horses, trains horses and is a member of the British Show Hack & Riding Association and the British Sports Horse Society. He competes in various horse shows and rides the hunt with the Thorlow in Suffock and, has been awarded a number of hunt buttons by four other hunts in the British Isles.

He presently is also in the antique business, has developed a serious interest in architecture and design. After rebuilding and remodeling Westgate House in Long Melford, he found himself rebuilding and redesigning houses of significance in England, Ireland, Spain and Germany.

Committees of the Board of Directors
------------------------------------

The company formed an audit committee when it originally applied to be listed on the American Stock Exchange during 2000. Once the application was withdrawn, the committee never met. It is, however, made up of the following directors:

Scott Brake
David Edwards
John Tanner

The audit committee had no meetings during the year 2001. It is anticipated that the committee will be required to meet on at least three occasions during 2002.

There is a written audit committee charter. The audit committee during 2001 did not discuss with the independent auditors any matters and received no written disclosures or letters from the independent accountants. Management believes that this was the case because the independent auditors at the time were not members of the AICPA SEC Practice Section. It is anticipated that the present independent auditors who are members of the AICPA SEC Practice Section will require communication with the audit committee as required and as necessary.

The company has no compensation committee or nominating committee. The board of directors met 8 times during the year 2000. All of the members of the board were either present at each meeting or were present by telephone.

The Board does have an executive committee which is empowered to conduct corporate business of the company including the execution of contracts for acquisitions, financing and the issuance of stock associated with those endeavors. The executive committee is comprised of the Chief Executive Officer and the President. The persons currently serving on the executive committee are:

Mervyn A. Phelan, Sr.
Craig Brown

One member of the executive committee is empowered to make decisions provided those decisions are ratified by the board of directors at least by the next special meeting of the board. The executive committee met on 10 occasions during the year 2001. It made no important decisions regarding acquisitions or financing activities without first obtaining the approval of the entire board during 2001. It did authorize the issuance of stock pursuant to contracts to consultants, mainly for investor relations activities, during 2001 without first obtaining the board's approval but obtained board ratification soon after making those decisions.

Board Members Resigning or Refusing to Stand for Election due to Disagreements
------------------------------------------------------------------------------

There were no members of the board of directors who resigned or refused to stand for re-election due to disagreements with the company or its management relating to company operations.

Employment Agreements & Stock Option Programs
---------------------------------------------

Of the present directors, only Mervyn A. Phelan, Sr. has a written employment contract with the company.

the Company entered into a formal Employment Agreement with Mr. Phelan which became effective as of the date of his actual employment which commenced on March 12, 2001. Under the terms of that Employment Agreement, Senior Care agreed to the following basic terms:

a. Mr. Phelan will not receive a regular salary and shall receive other benefits in lieu of salary. Those benefits are as follows:

b. For each fiscal year during Mr. Phelan's employment under the terms of the 5 year employment contract, he will be eligible to receive an annual bonus (the "Bonus") based upon an Executive Incentive Compensation Plan (the "Plan") to be developed by executive management of the Company and approved and adopted by the Board of Directors. This Plan will include the terms, conditions and formula for computing bonuses for the Company's executive officers for each fiscal year; it being understood that the Company's expectation is to pay bonuses of at least twenty percent (20%) of an executive officer's base salary annualized for the achievement of annual strategic and operating plan goals and objectives. Executive shall be eligible to receive a share of any stock options under the terms of any Stock Option Plan which the Board of Directors or the shareholders may authorized during the course of the employment of the Executive.

c. As a condition to the Executive agreeing to become an executive of the Company, the Board of Directors authorized the issuance of 8,000,000 shares of common stock in the Company to be issued to the Aliso Circle Irrevocable Inter Vivos Trust dated May 5, 1998 as an inducement and for the specific purpose of protecting the Executive's family by providing a quality of life for the family which can be assured by this issue of stock. The issue of stock contemplated hereby shall be unconditional and fully paid and non-assessable regardless of whether the Executive shall complete his employment period.

However, other directors are participants in the 2001 Stock Option Plan whereby certain officers, directors and employees of the company are entitled to obtain stock options. During the last three years, the company has made the following payments to the persons standing for election to the board of directors:

    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other             Restricted       LTIP    Other
                                          Compensation  Stock      Options
Bob Coberly  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001       45,000     -0-       -0-          -0-      400,000    -0-      -0-

Scott Brake  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-      200,000    -0-      -0-

Mervyn
Phelan       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
CEO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001        -0-       -0-       -0-     8,000,000 (1)     -0-    -0-      -0-

Craig Brown  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
President    1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001 (2)    -0-       -0-       -0-          -0-          -0-    -0-      -0-

David
Edwards      1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-

John Tanner  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-


(1) Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of Senior Care and Chairman of the Board of Directors. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr.

(2) Prior to becoming an officer or director of Senior Care, Craig Brown received compensation of 1,041,183 common shares in lieu of cash for consulting services during 2001.

Other than the employment agreement which the company entered into with Mervyn
A. Phelan, Sr., the terms of which are set forth above, the company is not obligated to any of the other directors who are standing for reelection to make any payments to them or to allow them to participate with respect to any stock options which may be granted in the future if they were not reelected to the board.

As noted, the company has stock-based compensation plans under which stock options which are generally granted annually to key managers, officers and directors at the market price on the day of grant. Grants after 1999 are fully exercisable at any time and have an unspecified life.

During 2001 stock option activity was as follows:

                                                    Options
                                        2001         2000           1999
-----------------------------------------------------------------------------
Outstanding December 31                  -0-         -0-             -0-
Granted                               1,600,000    19,492            -0-
Exercised                             1,600,000    19,492            -0-
Cancelled                                -0-         -0-             -0-

Outstanding January 1                    -0-         -0-             -0-
Exercisable                              -0-         -0-             -0-
Available for grant                      -0-         -0-             -0-

The following table summarizes information about stock options outstanding as of December 31, 2001:

                                      Options outstanding
                            Number       Weighted Avg.    Weighted Avg.
Range of prices             Outstanding  Exercise Price   Remaining life
--------------------------------------------------------------------------------
There were no stock options outstanding as of December 31, 2001

Information regarding the company's Independent Public Accountants
------------------------------------------------------------------

Ludlow & Harrison, the principal independent accountants for Senior Care were dismissed effective as of December 31, 2001.

Ludlow & Harrison performed audits of the company's financial statements for two calendar years. At no time has any of their Independent Auditors' Reports for the years ended December 31, 2000 and December 31, 1999 contained any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was recommended and approved by the Board of Directors and by the Audit Committee and was prompted by reason of the fact that Ludlow & Harrison are not members of the AICPA SEC practice section. The Board believed that the continued growth of the company was dependent upon engaging independent accountants who are members of the AICPA SEC practice section.

There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the years ended December 31, 2000 and December 31, 1999, or for the interim periods from January 1, 2001 through December 31, 2001 which, if not resolved to the former accountants' satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports or reviews.

New accountants were engaged on January 2, 2002. Senior Care engaged the firm of McKennon, Wilson & Morgan, LLP, Certified Public Accountants and members of the AICPA SEC practice section, located in Irvine, California, as its principal independent accountants.

During the process of making a determination to engage McKennon, Wilson & Morgan, LLP, management of Senior Care consulted the new accountants regarding a then pending S-4 Registration Statement wherein Senior Care desired to register 450,000 shares of Series G preferred stock and 5,400,000 shares of common stock. Issues regarding the application of accounting principles or the type of audit opinion that might have to be written, if any, on the above referenced transaction was not discussed either in writing or orally. The then pending S-4 Registration Statement was not an important factor considered by the issuer in reaching a decision as to any accounting, auditing or financial reporting issue since there were no disagreements between Senior Care and its former accountants.

Management's Discussion & Analysis of Financial Condition & Results of
Operations
----------------------------------------------------------------------

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto.

Results of Operations
---------------------
The results of operations of Senior Care for the year ended December 31, 2000 compared to the year ended December 31, 1999 are discussed below as well as the operations of Senior Care for the six month period ended September 30, 2001 as compared to September 30, 2000 and the financial statements concerning operations for these periods which appear as exhibits to this Prospectus.

Revenues
--------

Presently, Senior Care receives income from rentals, sales of condominiums and sales of furniture from the manufacturing operation at Noble Concept Furniture.

For the year ended December 31, 2000 gross rental income totaled $687,320, and furniture sales totaled $5,282,355 compared with rental income of $100,428 for the year ended December 31, 1999. There was no income from furniture sales during 1999 because Senior Care did not purchase the furniture operations until January 1, 2000. As of December 31, 2000, there had been no condominium sales. Total gross income for the year ended December 31, 2000 was $5,974,619.

For the nine month period ended September 30, 2001, Senior Care had a total of $9,631,852 income from all sources. This contrasts with total income from all sources of $4,396,672 for the nine month period ended September 30, 2000. This breaks down to a total of $642,494 from rental income for the nine month period ended September 30, 2001 as contrasted to a total of $438,587 in rental income for the nine month period ended September 30, 2000. Rental income changes from 2000 to 2001 were affected by the sale of Broadway-Acacia earlier this year which reduced rental income. However, Pecos Russell Business Center had increased rental income during 2001 due to the completion of construction on all units and rental of those units. Income from furniture sales totaled $4,271,358 for the nine month period ended September 30, 2001 contrasted to income of $3,958,085 for the nine month period ended September 30, 2000. Furniture sales were flat for both reporting periods. Sales of condominiums totaled $4,718,000 for the nine month period ended September 30, 2001. There were no condominium sales during the year 2000.

Cost of Good Sold
-----------------

During 1999 Senior Care had no manufacturing operations and therefore, there was no cost of goods sold section on the income statement. For the year ended December 31, 2000, the cost of goods sold was $(746,157) from our furniture manufacturing operations.

Cost of goods sold totaled $(3,452,091) for furniture sales for the nine month period ended September 30, 2001 as compared to $(3,142,373) for the nine month period ended September 30, 2000. There was no significant difference between the reporting periods and the only differences shown resulted from the manner in which billings are received and processed for payment. Cost of goods sold on the sale of condominiums totaled $(4,013,261) for the nine month period ended September 30, 2001. There were no sales in the year 2000.

Operating Expenses
------------------

Selling, general and administrative costs were $1,811,027 for the year ended December 31, 2000, as compared to $140,892 for the year ended December 31, 1999. This increase was primarily attributed to the fact that the Senior Care only commenced operations in late 1999 and did not own the furniture manufacturing operation until January 1, 2000.

Selling, general and administrative costs were $(1,097,618) for the nine month period ended September 30, 2001 as compared to $(1,070,000) for the period ended September 30, 2000. Such costs for the furniture segment totaled $(641,140) for the nine month period ended September 30, 2001 as compared to $(1,070,000) for the nine month period ended September 30, 2000. The difference in these costs is attributed to which months costs are allocated since sales and cost of goods were virtually flat between the two comparison periods. Sales expenses for condominiums totaled $(456,476) for the nine month period ended September 30, 2001. There were no condominium sales during 2000.

Depreciation and amortization
-----------------------------

Depreciation and amortization were not separately reported in the financial statements for the years ended December 31, 2000 or for the year ended December 31, 1999.

Depreciation and amortization totaled $(241,566) for the nine month period ended September 30, 2001 as compared to $(172,140) for the same nine month period ended September 30, 2000. The increase is due to additional depreciable assets coming on line.

Interest Expenses
-----------------

Interest expense totaled $(1,030,235) on real estate mortgages for the year ended December 31, 2000 as compared to $(115,000) for the year ended December 31, 1999. The year ended December 31, 1999 reported interest only for a short period of time during that year as opposed to interest for the entire year during the year ended December 31, 2000.

Interest expense totaled $(637,332) for the nine month period ended September 30, 2001 as compared to $(273,645) for the period ended September 30, 2000. The reason for the increase is directly attributable to real property held for rental coming on line and no longer a part of construction in progress where the interest expense was being capitalized.


Net Profit or loss
------------------

Senior Care had a net loss of $(71,361) for the year ended December 31, 2000. This contrasts with a net loss on operations for the year ended December 31, 1999 of $(213,652). The reduction in losses from year end 1999 to year end 2000 is primarily attributable to the fact that Senior Care had only limited rental income during 1999 whereas during the year 2000, the company had income from both rentals and furniture manufacturing to offset expenses leading to a reduction in the company's losses. During the year 2000, Senior Care completed construction on Pecos Russell Business Center resulting in increased rental income during 2000. The net loss for the year ended December 31, 2000 was ($.005) per share basic and diluted while the loss for the year ended December 31, 1999 was ($.05) per share, basic and diluted.

Senior Care had a net profit on operations of $89,984 for the nine month period ended September 30, 2001 as compared to a net loss of $(262,181) for the nine month period ended September 30, 2000. The difference is mainly attributable to the fact that Senior Care's operations have grown both from rental income and due to the fact that condominium sales have commenced.

Liquidity and Capital Resources
-------------------------------

To date, we have funded our capital requirements for our current from cash flows from our operations, from real estate construction loans and from equity lines of credit which the Company has available. Our cash position as of September 30, 2001 was $443,245 as compared to $503,727 as of September 30, 2000.

Net cash provided by operating activities totaled $2,921,530 for the period ended September 30, 2001 as compared to net cash provided by operating activities of $89,819 for the nine month period ended September 30, 2000.

Net cash used for investing activities totaled $(1,943,273) for the nine month period ended September 30, 2001 as compared to $(754,585) for the nine month period ended September 30, 2000.

Net cash used in financing activities totaled $(803,327) for the nine month period ended September 30, 2001 as compared to net cash provided by financing activities for the nine month period ended September 30, 2000 of $1,338,961.

In the immediate future, in order to fund our current working capital requirements, expand our building program, and purchase new properties we intend to seek an offering of equity securities by of a private placement for funds up to a total of $15,000,000. Our ability to obtain this financing cannot be assured. Our growth is dependent on our ability to obtain such additional funding.

Our Future Capital Requirements
-------------------------------

Our greatest cash requirements during the next two years will be the need for cash for real estate projects which generally will come from construction loans which the Company will obtain directly from bank lenders, to fund entitlements which are necessary to develop property prior to being able to obtain either land financing or construction financing and for capital requirements of Noble Furniture. Noble Furniture has a credit line from Celtic Capital which the Company believes will meet Noble's requirements for the immediate future. Funds required for the development of the properties acquired from Tri-National Development, Inc. will come from traditional real estate loans and from the private placement financing whereby Senior Care intends to raise up to $15,000,000.

Also, it should be noted that as of September 30, 2001, Senior Care had not yet arranged construction financing for its Flamingo 55 project. Also, it had not yet arranged construction financing for its San Jacinto project and though it has a commitment for financing of the New Mexico senior apartment complex, that loan has not yet funded. Management is working to obtain construction financing for these projects from lending institutions and is seeking to fund the HUD loan which it obtained on the New Mexico project. However, there is no assurance that any financing will be found or that the HUD loan will actually be funded. If Senior Care is not able to find the necessary financing or fund the loan commitment it already has, this would seriously impact Senior Care's ability to complete these planned projects. However, management believes that if it became impossible to find such financing, Senior Care could sell the projects to others and would not suffer any loss due to the enhancements to the value of those projects which Senior Care has already completed such as the recording of a plot map, completion of engineering and plan approval.

Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties and from profits in our manufacturing facility. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and savings institutions to continue construction projects and real estate development projects.

Noble Furniture Leases
----------------------

The Company has an equipment lease on equipment used by Noble Furniture requiring payments of $320 per month which will expire in July, 2002.

Rent USA Equipment Leases
-------------------------

On January 23, 2001, Senior Care leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and Senior Care agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment. The obligations of the Company on these leases and the cost of the equipment leased were as follows:

Equipment                                  Cost           Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                        $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker                    74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors          104,000

60 Payments commencing 4/25/2001                                1,762


Senior Care management discovered that after only three months use, the equipment was being returned to Senior Care by the end user and that Senior Care would have to find a new user for the equipment. By this time, Rent USA management who had expertise in the rental, repair, maintenance and operation of the equipment had left Rent USA, Rent USA was no longer doing any appreciable business and it appeared that Senior Care would be required to take over the entire equipment rental operation. Senior Care was unwilling to do so. Furthermore, management of Senior Care without the management of Rent USA, has no expertise in the equipment rental business. As a result, Senior Care negotiated with the original lessor of the equipment to find a new lessee for that equipment. It has also brought a lawsuit against all of the individuals and entities involved in this matter. Senior Care management has determined that the Company may suffer a loss as a result of the failure to honor all obligations under the terms of these leases. The extent of the loss is yet undetermined but is estimated to result in a one-time loss of approximately $300,000 at such time as Senior Care actually suffers the loss which will not be until such time as the equipment can be resold and a deficiency amount determined. The determination of the amount of the anticipated loss was determined after discussions with the lessors of the equipment leaseholds who have experience with the resale of this type of equipment.

Commitments on Baja California Properties
-----------------------------------------

Senior Care agreed when it purchased Plaza Rosarito, Tri-National agreed that it would allow Senior Care to repurchase a sufficient number of Series F preferred shares to be used for the payment of Capital Trust who loaned Tri-National the money to purchase the Plaza Rosarito property initially. A complete discussion of the terms of this agreement can be found beginning on page 33 of the prospectus under the subheading "Current status of uncompleted development projects." This stock repurchase is to be from the first sales proceeds from Plaza Rosarito.

Likewise, with respect to the Hills of Bajamar, Tri-National agreed that it would allow Senior Care to repurchase approximately $11,000,000 in value of Series F preferred stock to be used for the payment of bond holders, the bond holders' payments to come from the first sales of Hills of Bajamar lots and/or homes. A discussion of this repurchase can also be found in under the subheading "Current status of uncompleted development projects" beginning on page 33 of the prospectus.

Senior Care has also agreed to use its best efforts to register through an SB-2 Registration a debenture which would be issued to Tri-National's bond holders with the debenture being paid from the sale of lots and/or homes at the Hills of Bajamar.

Disagreements with Accountants on Accounting & Financial Disclosure
-------------------------------------------------------------------

Senior Care is unaware of any disagreements with accountants on accounting principles or other matters and there have been no conditions placed upon the reports of any accountants engaged by Senior Care for the past two years.

Quantitative & Qualitative Disclosures About Market Risk
--------------------------------------------------------

Senior Care has no debt instruments, forwards or future contracts, option contracts, swaps or complex instruments which would be subject to market risk. The Company has no stock investments in the market, holds no short positions on any security, has never written or purchased puts or call options, participated in swaps or purchased currency instruments, foreign or domestic, which would be subject to market risk.

Senior Care's real estate debt pays interest at fixed rates which are not subject to market changes in interest rates and as a result, the profit and cash flow of the Company is not affected by changing market rates.

Exhibits & Financial Statements
-------------------------------

Exhibit 3i   - Amendment to Articles of Incorporation

Exhibit 10   - Audit Committee Charter

Exhibit 13.1 - Amended Audited Financial Statements for the years ended December 31, 1999 and December 31, 2000

Exhibit 13.2 - Interim financial statements for the nine month periods Ended September 31, 2000 and September 30, 2001

Exhibit 23   - Consent of Ludlow & Harrison

                                    By Order of the Board of Directors

                                    By: /s/ Mervyn A. Phelan, Sr.
                                    ----------------------------------
                                    Chairman of the Board of Directors